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                                                                    EXHIBIT 99.1

                 STARWOOD LODGING COMPLETES ACQUISITION OF EIGHT
                 HOTELS FROM TEACHERS INSURANCE FOR $309 MILLION

PHOENIX, AZ., August 13, 1996 . . . Starwood Lodging Trust (the "Trust"), a real estate investment trust, and Starwood Lodging Corporation (the "Corporation," and collectively with the Trust, "the Company"), a hotel management and operating company, whose shares are paired and trade together as a unit (NYSE:HOT), today announced the completion of the purchase of eight upscale and luxury full-service hotels from Teachers Insurance and Annuity Association ("TIAA") for $309 million.

         The portfolio contains prominent hotel assets which are very well located in major markets. In total, the acquisition has added 3,141 upscale hotel rooms to the Trust's portfolio. The properties include The Ritz Carlton, Philadelphia; The Ritz Carlton, Kansas City; The Westin Hotel Waltham, suburban Boston; the Doubletree Hotel at Concourse, Atlanta; The Doubletree Hotel LAX, Los Angeles; the Doubletree Hotel at Horton Plaza, San Diego; the Doubletree Grand Hotel at Mall of America, Bloomington, Minnesota; and the Sheraton Ft. Lauderdale Airport Hotel, Dania, Florida.

         The properties were purchased at an average price per room of $98,000, exemplifying the Trust's strategy of acquiring upscale properties with significant upside potential at discounts to replacement cost. The transaction was sourced, structured, and negotiated on behalf of the Trust in a private transaction by Starwood Capital Group, L.P., a diversified real estate investment firm based in Greenwich, Connecticut.

         "We have further strengthened our penetration of major markets across the nation with the purchase of this superior quality full-service hotel portfolio," said Barry Sternlicht, Chairman and CEO of Starwood Lodging Trust. "Our acquisition program continues in 1996 as we maintain our record of rapid and profitable expansion."

         With an equity market capitalization exceeding $1.1 billion, Starwood Lodging Trust is the largest hotel REIT in the United States. The Trust, which conducts all of its business as a general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with a hotel operating company, Starwood Lodging Corporation. The Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third party management companies.